UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Ashton Blvd

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2016, Vivint Solar Financing II, LLC, a wholly-owned indirect subsidiary of Vivint Solar, Inc. (the “Company”), entered into a credit agreement pursuant to which it may borrow up to an aggregate principal amount of $313.0 million with certain financial institutions for which Investec Bank PLC is acting as administrative agent, issuing bank, joint bookrunner and joint lead arranger. Upon closing, the borrower incurred $300.0 million aggregate principal amount of term borrowings and may draw up to $13.0 million of letters of credit. Proceeds of the term loan will be used to (1) repay existing indebtedness under the Company’s existing aggregation facility with respect to the portfolio of projects being used as collateral for the new facility (the “Portfolio”), (2) fund the debt service reserve account if not funded through the letter of credit facility and other agreed reserves, (3) pay transaction costs and fees in connection with the new facility and (4) distribute to the Company as reimbursement for capital costs associated with deployment of the Portfolio. An escrow account will be established with respect to a portion of the term borrowings with respect to those systems in the Portfolio that have not been placed in service as of the closing date, with a single disbursement of such remaining amounts to occur once such systems have been placed in service, subject to compliance with the Portfolio concentration restrictions and limitations related to the Portfolio.

For the initial four years of the term of the credit agreement, interest on borrowings accrue at an annual rate equal to LIBOR plus 3.00%. Thereafter interest accrues at an annual rate equal to LIBOR plus 3.25%. In addition, the borrower is required to enter into interest rate hedging arrangements with the joint lead arrangers or their affiliates such that at least 75% of the aggregate principal amount of the outstanding term loans are subject to a fixed interest rate or other interest rate protection by no later than 30 business days following the closing date of the credit facility. Certain principal payments are due on quarterly basis, at the end of January, April, July and October of each year, subject to the occurrence of certain events, including failure to meet certain distribution conditions, proceeds received by the borrower or subsidiary guarantors in respect of casualties, and proceeds received for purchased systems. Principal and interest payable under the credit agreement mature in five years and optional prepayments, in whole or in part, are permitted under the credit agreement, without premium or penalty apart from any customary LIBOR breakage provisions.

The credit agreement includes customary events of default, conditions to borrowing and covenants, including negative covenants that restrict, subject to certain exceptions, the borrower’s and guarantors’ ability to incur indebtedness, incur liens, make fundamental changes to their respective businesses, make certain types of restricted payments and investments or enter into certain transactions with affiliates. A debt service reserve account shall be funded at closing in an amount at least equal to the next six months of scheduled principal and interest associated with the term borrowings, and the borrower is required to maintain an average debt service coverage ratio of 1.55 to 1.

The obligations of the borrower are secured by a pledge of the membership interests in the borrower, all of the borrower’s assets, and the assets of the borrower’s directly-owned subsidiaries acting as managing members of the underlying investment funds. In addition, Vivint Solar, Inc. shall guarantee certain obligations of the borrower under the credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ David Bywater
David Bywater
Interim Chief Executive Officer

Date: August 4, 2016